EX-99.28 (n)

DRIEHAUS MUTUAL FUNDS

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

Introduction

This Multiple Class Plan (the “Plan) was adopted by the Board of Trustees of Driehaus Mutual Funds (the “Trust”) pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended (the “1940 Act”). The Plan governs the terms and conditions under which the Trust may issue separate classes of shares representing interests in the series of the Trust listed on Appendix A, as may be amended from time to time as provided herein (the “Funds”).

Section 1 – Features of the Classes

Each class of shares of a Fund (“Class”) shall represent interests in the same portfolio of investments of that Fund. Each Class is designed for investors who are able to meet the minimum initial and subsequent investments as specified in a Fund’s prospectus. Each Class shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:

a.	Each Class will have a different designation, with the current class designations being the Investor Class and the Institutional Class;

b.	Each Class will be offered to different types of investors and may have different minimum initial and subsequent investments, as set forth in a Fund’s prospectus;

c.	Each Class will bear any Class Expenses and may have different expense waiver provisions, as designated in Section 2 below;

d.	The Investor Class, but not the Institutional Class, may make shareholder services fee payments at an annual rate not to exceed 0.25% of the Fund’s Investor Class average daily net assets;

e.	Each Class shall have voting rights as described in Section 4 below; and

f.	Each Class may have different exchange and/or conversion features as set forth in a Fund’s prospectus.

Section 2 – Allocation of Income and Expenses

Income, realized and unrealized capital gains and losses and expenses of a Fund (other than Class Expenses, as defined below) are allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

Certain expenses may be attributable to a particular Class (“Class Expenses”). Class Expenses are charged directly to the net assets of the Class to which the expense is attributed. Class Expenses may include:

a.	Printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class;

b.	Securities and Exchange Commission and state securities authority registration or other fees relating to sales of shares of a specific Class;

c.	Transfer agent fees identified as being attributable to a specific Class;

d.	Shareholder servicing fee payments;

e.	Expenses incurred in connection with meetings of the Board of Trustees or shareholders solely as a result of issues relating to a specific Class;

f.	Extraordinary non-recurring expenses, including litigation and other legal expenses related to a specific Class; and

g.	Any Class Expenses determined by the Board of Trustees to be attributable to such Class.

Expenses of a specific Class may be waived or reimbursed by Driehaus Capital Management LLC, Driehaus Securities LLC or any other provider of services to the Funds without the prior approval of the Board of Trustees. Such waiver or reimbursement may be applicable to one or more Funds or Classes thereof and may be different amounts for one or more Funds or Classes thereof.

Section 3 – Dividends and Other Distributions

Dividends and other distributions paid by a Fund to the holders of each Class, to the extent paid, will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid to the holders of a specific Class may be different from those declared and paid to the holders of another Class because of Class Expenses and expense waivers or reimbursements.

Section 4 – Voting Rights

Each Class will have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements and shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Section 5 – Exchange and Conversion Features

Subject to any limitations or restrictions set forth in a Fund’s prospectus, shareholders may exchange shares of one Class of a Fund for shares of the same Class offered by another Fund. Shareholders may also exchange shares of one Class of a Fund for a different Class offered by the same Fund. In each circumstance, the shareholder must meet the eligibility requirements and minimum initial or subsequent investment requirements of the Fund or Class into which the shareholder seeks to exchange.

For Institutional shares not purchased through an intermediary, the Fund may convert the shares to Investor shares with 30 days’ notice to the shareholder if the shareholder’s account balance falls below the minimum amount noted in the Fund’s prospectus.

Section 6 – Board Review and Amendments

The Board of Trustees of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment to the Plan, the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, shall find this Plan, as proposed to be amended, is in the best interest of each Class of shares of each Fund individually and each Fund as a whole. In considering whether to approve a proposed amendment to the Plan, the Trustees shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment. So long as the Plan is in effect, the Board of Trustees shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

Adopted June 8, 2017

APPENDIX A

As of June 8, 2017

Name of Multiple Class Fund and Designated Classes		Shareholder Services Fee
1.	Driehaus Emerging Markets Growth Fund

	Investor Class	Not to exceed .25%

	Institutional Class	None

2.	Driehaus Small Cap Growth Fund

	Investor Class	Not to exceed .25%

	Institutional Class	None